Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

GlaxoSmithKline UK Media Alice Hunt Gwenan Evans (020) 8047 5502	Adolor Corporation Lizanne Wentz Corporate Communications (484) 595-1500

US Media Mary Anne Rhyne (919) 483-2839	Sam Brown Inc. (media) Mike Beyer (773) 463-4211

GLAXOSMITHKLINE AND ADOLOR REPORT TOP-LINE RESULTS FROM PHASE 3 STUDIES OF

ALVIMOPAN (ENTEREG/Entrareg®)

– Adolor to Host an Investor Conference Call and Webcast at 8:45 am ET

on Tuesday, September 5, 2006 –

London and Exton, PA – 5 September, 2006 – GlaxoSmithKline (LSE and NYSE:GSK) and Adolor Corporation (Nasdaq: ADLR) today announced top-line results from two identically designed Phase 3 registration studies (012 and 013) of alvimopan (Entereg®/Entrareg®) for the treatment of opioid-induced bowel dysfunction (OBD) in patients with chronic non-cancer pain. Study 012 achieved statistical significance in its primary endpoint. While Study 013 did not achieve statistical significance, the data showed supportive evidence in a key secondary endpoint of change in average weekly frequency of spontaneous bowel movement (SBMs). Top-line results from a Phase 2b investigation of the effect of alvimopan in patients with cancer pain treated with opioid analgesics are also reported.

“These results are encouraging for the millions of people currently using opioids chronically. The effects on spontaneous bowel movement frequency as well as the overall safety and tolerability are consistent across all the alvimopan studies in this patient population and give a clear indication of potential benefit,” said Yvonne Greenstreet, Senior Vice President, Research and Development, GlaxoSmithKline. “We will continue to investigate the data to better understand the difference in the 767905/013 study when compared with results from 012 and the earlier 011 study (767905/011). We remain focused on bringing this important new medicine to patients as soon as possible.”

Study 767905/012, enrolled 518 patients with chronic non-cancer pain who had experienced symptoms of OBD, defined as having less than 3 SBMs a week plus one or more bowel movement symptoms (incomplete evacuation, straining, hard/small pellets) for 25% of bowel movements. This study achieved statistical significance for the primary endpoint — the proportion of patients who had a weekly average of three or more spontaneous bowel movements (SBM) defined as bowel movements with no laxative in the previous 24 hours and an increase from baseline of one or more SBMs a week over the 12-week treatment period. In patients treated with alvimopan 0.5 mg twice daily, 72% met the primary endpoint compared with 48% of patients receiving placebo (p < 0.001). In patients treated with alvimopan 0.5 mg once daily, 61% met the primary endpoint compared with 48% of patients receiving placebo (p=0.065).

Alvimopan treatment in Study 012 resulted in greater increases in SBM frequency than placebo. The average weekly change from baseline was 3.5 and 3.4 SBMs for patients treated with alvimopan 0.5 mg twice daily and once daily respectively, compared with 2.0 SBMs in patients receiving placebo (p < 0.001). These changes were evident by the first week of treatment, were sustained throughout the 12-week treatment period and returned towards baseline following discontinuation of treatment. These findings are consistent with the results of the Phase IIb Study (767905/011) previously reported, which showed a change from baseline of 3.6 SBMs per week following treatment with alvimopan 0.5 mg twice daily compared with 1.7 SBM per week in patients receiving placebo (p< 0.001).

The second, Phase 3 study, 767905/013, enrolled 485 patients with chronic non-cancer pain. In both groups of patients treated with alvimopan, 0.5 mg twice and once daily, over the 12-week treatment period, 63% met the primary endpoint compared with 56% of patients receiving placebo (p=0.214 & p=0.259 respectively). As in 767905/011 and 767905/012 the weekly change from baseline in SBM frequency was numerically greater in both groups of alvimopan treated patients (0.5 mg once and twice daily), averaging 3.1 and 3.2 SBMs per week respectively, compared with 2.2 SBMs per week for those treated with placebo (p < 0.005). These changes were evident by the first week of treatment, were sustained throughout the 12-week treatment period and returned to baseline following discontinuation of treatment.

Alvimopan was generally well tolerated in these studies. Adverse events (AEs) affecting the gastrointestinal (GI) tract were the most common in both studies occurring in 24-33% of alvimopan-treated patients, compared with 22% on placebo. These included abdominal pain, diarrhoea, nausea and vomiting and the incidence was generally similar between alvimopan and placebo groups. There was no evidence of antagonism of opioid analgesia based upon pain intensity scores and opioid consumption.

Companies also Report on Phase 2b Study

GSK and Adolor are also reporting top-line results from a Phase 2b Study 767905/008 trial of 233 patients with chronic cancer pain taking opioids and experiencing the symptoms associated with OBD. The primary endpoint in this study was the change in frequency of spontaneous complete bowel movements (SCBMs), defined as a bowel movement with no laxative use in the previous 24 hours that provides the subject with a feeling of complete evacuation. The average weekly change from baseline for the three week treatment period was 1.9, 1.8 and 2.1 SCBMs for patients treated with alvimopan 0.5 mg twice daily, 1.0 mg once and twice daily respectively, compared to 1.6 SCBMs in those receiving placebo. These differences were not statistically significant. There was, however, a clear positive difference in the key secondary endpoint of SBM frequency consistent with all of the alvimopan OBD studies, where this endpoint was measured with average weekly changes from baseline for the three week treatment period of 2.8, 2.7, and 3.1 SBMs for patients treated with alvimopan 0.5 mg twice daily, 1.0 mg once and twice daily respectively, compared to 1.6 SBMs for those receiving placebo (P<0.05 for 0.5 mg and 1.0 mg BID).

These data, together with the data in the other clinical trials of alvimopan, support a finding of potential benefit in the chronic cancer pain patient population.

The safety and tolerability of alvimopan in this cancer pain study were similar to that seen in the placebo group and consistent with observations in the non-cancer pain studies.

“The results of these studies add to the growing body of evidence showing the positive impact of alvimopan on patients using opioid analgesics for the treatment of chronic pain,” said James Barrett, PhD, Senior Vice President Research and Development, and Chief Scientific Officer, Adolor Corporation. “We will work closely and expeditiously with GSK to further advance alvimopan in this indication.”

Conference Call Information

Adolor will be hosting a conference call and webcast on September 5, 2006 at 8:45 a.m. Eastern Time to discuss these results. To participate in the audio portion and have the opportunity to pose questions, dial 1-866-510-0710 for domestic callers, and 1-617-597-5378 for international callers, and provide the Passcode 30783030. Slides accompanying the call, as well as a webcast of the audio portion of the call, will be available on the Investor Relations section of the Company’s website, www.adolor.com.

An audio replay of the conference call and an archived version of the webcast will be available beginning at 10:45 a.m. Eastern Time on September 5, 2006. To listen to a replay of the conference call, dial 1-888-286-8010 (domestic callers) or 1-617-801-6888 (international callers) with a Passcode of 46486817 or listen via the website. The replay will be available for one week.

About Opioid-induced Bowel Dysfunction (OBD)

Opioids, such as morphine, are highly effective in the treatment of pain. They are widely used to treat moderate to severe pain, such as pain associated with or as a result of back pain, arthritis, cancer and other pain conditions.

When taken daily, particularly over a long period of time, opioids can cause a range of GI side effects, known collectively as opioid-induced bowel dysfunction (OBD). OBD is characterized by a range of symptoms including constipation - infrequent, difficult or incomplete bowel movements, abdominal pain and discomfort, bloating, acid reflux and loss of appetite. These effects tend to persist while patients take their opioids.

Opioids reduce pain by binding to opioid receptors in the brain. However, there are also opioid receptors throughout the GI tract. OBD occurs because the opioids used do not selectively target the receptors in the brain, but also bind to the mu-opioid receptors in the gut, reducing GI motility and secretions.

In patients affected by OBD, constipation is the most common, persistent and often debilitating symptom. Almost every other patient who takes an opioid will suffer with opioid-induced constipation although its prevalence and impact are seriously under-recognized by healthcare professionals. OBD can be distressing for patients, causing a significant burden of illness and reduced quality of life. Constipation is ranked by most cancer patients as an even more common source of distress than the pain they are suffering. Some patients receiving long-term opioid treatment for pain would rather endure their pain than the constipation that opioids may cause.

There is currently no approved drug specifically for the treatment of the gastrointestinal side effects associated with OBD. Taking stool softeners, bowel stimulants, increasing daily fluid and fiber intake and increasing exercise are methods often used to manage this condition. Laxatives may provide limited relief for some patients, but can also be associated with side effects such as abdominal cramping, bloating and unpredictability of effect, and are not recommended for long-term use.

About Alvimopan (Entereg®/ Entrareg®)

Alvimopan is an investigational peripherally acting mu-opioid receptor (PAM-OR) antagonist designed to inhibit the negative effects of opioids, like morphine or codeine, on the gastrointestinal system without interfering with the analgesic effects on the central nervous system. Alvimopan is the first of this new class of compounds with a New Drug

Application (NDA) that has been accepted for review by the U.S. Food and Drug Administration (FDA) for postoperative ileus (POI).

Adolor Corporation and GlaxoSmithKline are collaborating on the worldwide development and commercialization of alvimopan for POI and OBD.

About GlaxoSmithKline

GlaxoSmithKline is one of the world’s leading research-based pharmaceutical and healthcare companies and is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For more information, visit GlaxoSmithKline on the World Wide Web at www.gsk.com.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg® (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor is developing a sterile lidocaine patch which is in Phase 2 clinical development for post-surgical incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

GlaxoSmithKline Forward-Looking Statements

Under the safe harbor provisions of the US Private Securities Litigation Reform Act of 1995, the company cautions investors that any forward-looking statements or projections made by the company, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect the Group’s operations are described under ‘Risk Factors’ in the Operating and Financial Review and Prospects in the company’s Annual Report on Form 20-F for 2005.

Adolor Corporation Forward-Looking Statements

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that regulatory approvals for use of alvimopan (Entereg®) in patients taking opioids for chronic pain who have experienced symptoms of opioid-induced bowel dysfunction (OBD) are not achieved; the risk that Adolor may not obtain FDA approval for the new drug application for Entereg(R) in postoperative ileus (POI); the risk that further studies of Entereg(R) are not positive or have adverse safety findings; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline in connection with the development and commercialization of Entereg(R); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings, which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.